Marathon Oil Reports Second Quarter 2020 Results
Capital Efficiency Improvement Drives Positive Guidance Revisions

HOUSTON, August 5, 2020 - Marathon Oil Corporation (NYSE:MRO) today reported a second quarter 2020 net loss of $750 million, or $0.95 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. The adjusted net loss was $477 million, or $0.60 per diluted share. Net operating cash flow was $9 million, or $86 million before changes in working capital.

Highlights
•Second quarter capital expenditures of $137 million on successful and efficient pause in drilling and completion activity; reducing full year capital expenditure guidance to $1.2 billion on strong execution and capital efficiency
•Second quarter total Company oil production of 197,000 net bopd, inclusive of approximately 11,000 net bopd of curtailments
•Raising full year 2020 total Company oil production outlook to 190,000 net bopd at the midpoint of guidance, inclusive of year-to-date curtailments; prior guidance excluded production curtailments
•Second quarter U.S. unit production cost of $4.09 per boe; lowest level since becoming an independent exploration and production company
•$3.0 billion undrawn revolving credit facility and $522 million of cash and cash equivalents at end of second quarter; July 3rd pro-forma cash balance of $611 million with receipt of Alternative Minimum Tax refund
•Positioned for free cash flow generation at commodity prices well below current forward curve with second half 2020 free cash flow breakeven in low $30/bbl WTI range

“Amid tremendous commodity volatility, our ongoing response to the COVID-19 global pandemic, and a challenging year for our industry, we have remained focused on the factors we can control: how we allocate capital, how we manage our cost structure, and how we execute,” said Chairman, President, and CEO Lee Tillman. “Second quarter results are a testament to that focus, highlighted by safety and operational excellence, lower than expected capital spending and cash costs, and capital efficiency outperformance. On the back of this strong execution, we are both lowering capital spending guidance and raising oil production guidance for the full year.”

“We believe the Company is successfully positioned to generate free cash flow at commodity prices well below the current forward curve, while protecting operational momentum into 2021,” Tillman continued. “Though premature to provide a specific business plan, our differentiated capital efficiency is illustrated by a 2021 benchmark maintenance scenario that we believe could deliver total Company oil production in-line with 4Q20 at a free cash flow breakeven of approximately $35/bbl.”

United States (U.S.)
U.S. production averaged 307,000 net barrels of oil equivalent per day (boed) for second quarter 2020. Oil production averaged 182,000 net barrels of oil per day (bopd) inclusive of approximately 11,000 net bopd of curtailments. U.S. unit production costs were $4.09 per boe, a decline of approximately 20% in comparison to the 2019 average and the lowest quarterly average since Marathon Oil became an independent exploration and production company.
In the Eagle Ford, Marathon Oil’s second quarter 2020 production averaged 108,000 net boed. Oil production averaged 66,000 net bopd on 20 gross Company-operated wells to sales. In the Bakken, production averaged 103,000 net boed in the second quarter 2020, including oil production of 80,000 net bopd. Marathon Oil brought 8 gross Company-operated wells to sales during second quarter in the Bakken. Marathon Oil’s Oklahoma production averaged 60,000 net boed in the second quarter 2020, including oil production of 15,000 net bopd. The Company did not bring any gross Company-operated wells to sales during second quarter in Oklahoma. Marathon Oil’s Northern Delaware production averaged 30,000 net boed in the second quarter 2020. Oil production averaged 16,000 net bopd on 6 gross Company-operated wells to sales.

In total, Marathon Oil brought 34 gross Company-operated wells to sales during second quarter, with 32 of those wells coming online in April. Following the pause in drilling and completion activity during second quarter, the Company has resumed activity in both the Eagle Ford and Bakken, currently running 3 rigs and 2 frac crews across the two plays. Consistent with previous disclosure, gross Company-operated wells to sales over the second half of 2020 will be weighted to the fourth quarter.

Marathon Oil has completed its 2020 Resource Play Exploration (REx) drilling program, which was primarily focused on continued delineation of the Company’s contiguous 60,000 net acreage position in the Texas Delaware Oil Play. In the Texas Delaware, the Company has now successfully brought online four Woodford wells and two Meramec wells since entering the play. These wells have confirmed reservoir productivity and gas/oil ratio expectations while exhibiting high oil cut, shallow decline profiles, and low water/oil ratios.

International
Equatorial Guinea production averaged 83,000 net boed for second quarter 2020, including 15,000 net bopd of oil. Unit production costs averaged $1.88 per boe.

Guidance
Due to strong execution and capital efficiency improvement, Marathon Oil has reduced its full year 2020 capital spending guidance to $1.2 billion and raised its full year 2020 oil production guidance. The midpoint of revised, full year 2020 total Company oil production guidance is now 190,000 net bopd, inclusive of year-to-date curtailments. As a reminder, previously provided production guidance was on an underlying basis and excluded the impact from production curtailments. Revised full year guidance accounts for a sequential reduction in expected third quarter Equatorial Guinea production due to the impact of higher forward prices on net interest under the production sharing contract (PSC) and natural decline.

Corporate
Net cash provided by operations was $9 million during second quarter 2020, or $86 million before changes in working capital. Second quarter capital expenditures totaled $137 million.

Total liquidity as of June 30 was approximately $3.5 billion, which consisted of an undrawn revolving credit facility of $3.0 billion and $522 million in cash and cash equivalents. June 30 cash balance was reduced by a $261 million change in working capital associated with operating and investing activities. Second quarter working capital effects were primarily driven by the substantial drop in activity levels and should normalize over the second half of the year. Shortly after quarter end, Marathon Oil received an Alternative Minimum Tax (AMT) refund, adjusting for which resulted in a July 3rd pro-forma cash balance of $611 million.

The adjustments to net loss for second quarter 2020 totaled $273 million before tax, primarily due to the income impact associated with an equity method investment impairment, unrealized losses on derivative instruments, and non-recurring costs associated with organizational restructuring.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release today, August 5. On Thursday, August 6, at 9:00 a.m. ET, the Company will conduct a question and answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.
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Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, net cash provided by operations before changes in working capital and pro-forma cash balance.
Adjusted net income (loss) is defined as net income (loss) adjusted for gain/loss on dispositions, impairments of proved property, goodwill, and equity method investments, unrealized derivative gain/loss on commodity instruments, effects of pension settlement losses and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes adjusted net income (loss) and adjusted net income (loss) per share are useful to investors as additional tools to meaningfully represent the Company’s operating performance and to compare Marathon to certain competitors.
Management believes net cash provided by operations before changes in working capital is useful to investors to demonstrate the Company’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items.
Pro-forma cash balance is defined as cash and cash equivalents plus adjustments for the Alternative Minimum Tax refund we recently received. Management believes adjusting for this item provides a clearer picture of our liquidity.
These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company’s future capital budgets and allocations (including development capital budget and resource play leasing and exploration spend), future performance, corporate-level cash returns on invested capital, business strategy, asset quality, drilling plans, production guidance, cash margins, asset sales and acquisitions, leasing and exploration activities, production, oil growth and other plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil; and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liability resulting from litigation; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; non-performance by third parties of contractual obligations; unforeseen hazards such as weather conditions, a health pandemic (including COVID-19), acts of war or terrorist acts and the government or military response thereto; cyber-attacks; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including initiatives addressing the impact of global climate change, air emissions, or water management; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact:
Stephanie Gentry: 713-296-3307

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380

Consolidated Statements of Income (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(In millions, except per share data)	2020	2020	2019
Revenues and other income:
Revenues from contracts with customers	$490	$1,024	$1,381
Net gain (loss) on commodity derivatives	(70)	202	16
Income (loss) from equity method investments	(152)	(12)	31
Net gain (loss) on disposal of assets	(2)	9	(8)
Other income	6	7	13
Total revenues and other income	272	1,230	1,433
Costs and expenses:
Production	129	160	193
Shipping, handling and other operating	105	144	170
Exploration	26	28	26
Depreciation, depletion and amortization	597	644	605
Impairments	—	97	18
Taxes other than income	30	66	79
General and administrative	88	76	87
Total costs and expenses	975	1,215	1,178
Income (loss) from operations	(703)	15	255
Net interest and other	(69)	(64)	(64)
Other net periodic benefit credit	7	—	2
Income (loss) before income taxes	(765)	(49)	193
Provision (benefit) for income taxes	(15)	(3)	32
Net income (loss)	$(750)	$(46)	$161

Adjusted Net Income (Loss)
Net income (loss)	$(750)	$(46)	$161
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	2	(9)	8
Proved property impairments	—	2	18
Goodwill impairment	—	95	—
Pension settlement	14	2	2
Pension curtailment	(17)	—	—
Unrealized (gain) loss on derivative instruments	96	(171)	(11)
Reduction in workforce	13	—	—
Impairment of equity method investment	152	—	—
Other	13	2	11
Adjustments for special items	273	(79)	28
Adjusted net income (loss) (a)	$(477)	$(125)	$189
Per diluted share:
Net income (loss)	$(0.95)	$(0.06)	$0.20
Adjusted net income (loss) (a)	$(0.60)	$(0.16)	$0.23
Weighted average diluted shares	790	794	814
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
(In millions)	2020	2020	2019
Segment income (loss)
United States	$(365)	$(20)	$215
International	(6)	(1)	96
Not allocated to segments	(379)	(25)	(150)
Net income (loss)	$(750)	$(46)	$161
Cash flows
Net cash provided by operating activities	$9	$701	$797
Minus: changes in working capital	(77)	151	26
Net cash provided by operations before changes in working capital (a)	$86	$550	$771

Cash additions to property, plant and equipment	$(326)	$(620)	$(647)
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	June 30	Mar. 31	June 30	Dec. 31
Net Production	2020	2020	2019	2019
Equivalent Production (mboed)
United States	307	340	332	324
International	83	82	103	92
Total net production	390	422	435	416
Less: Divestitures (a)	—	—	14	8
Total divestiture-adjusted net production	390	422	421	408
Oil Production (mbbld)
United States	182	207	192	191
International	15	14	26	21
Total net production	197	221	218	212
Less: Divestitures (b)	—	—	10	6
Total divestiture-adjusted net production	197	221	208	206
(a)Divestitures include volumes associated with the following: (i) 2 mboed and 1 mboed for the second quarter 2019 and the year 2019 related to the sale of certain United States non-core conventional assets which closed in first quarter 2019 (ii) 10 mboed and 6 mboed for the second quarter 2019 and the year 2019 related to the sale of our U.K. business which closed in third quarter 2019 and (iii) 2 mboed and 1 mboed for the second quarter 2019 and the year 2019 related to the sale of our non-operated interest in the Atrush block in Kurdistan which closed in second quarter 2019.
(b)Divestitures include volumes associated with the following: (i) 8 mbbld and 5 mbbld for the second quarter 2019 and the year 2019 related to the sale of our U.K. business which closed in third quarter 2019 and (iii) 2 mbbld and 1 mbbld for the second quarter 2019 and the year 2019 related to the sale of our non-operated interest in the Atrush block in Kurdistan which closed in second quarter 2019.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2020	2020	2019
United States - net sales volumes
Crude oil and condensate (mbbld)	183	205	190
Eagle Ford	66	72	61
Bakken	81	88	88
Oklahoma	16	20	21
Northern Delaware	16	17	15
Other United States (a)	4	8	5
Natural gas liquids (mbbld)	56	57	64
Eagle Ford	20	19	25
Bakken	12	12	8
Oklahoma	16	20	24
Northern Delaware	7	5	6
Other United States (a)	1	1	1
Natural gas (mmcfd)	413	454	459
Eagle Ford	133	138	139
Bakken	60	58	42
Oklahoma	167	197	223
Northern Delaware	44	44	36
Other United States (a)	9	17	19
Total United States (mboed)	308	338	330
International - net sales volumes
Crude oil and condensate (mbbld)	16	13	30
Equatorial Guinea	16	13	20
United Kingdom (b)	—	—	8
Other International (c)	—	—	2
Natural gas liquids (mbbld)	9	9	10
Equatorial Guinea	9	9	10
Natural gas (mmcfd)	354	352	403
Equatorial Guinea	354	352	392
United Kingdom (b)(d)	—	—	11
Total International (mboed)	84	81	107
Total Company - net sales volumes (mboed)	392	419	437
Net sales volumes of equity method investees
LNG (mtd)	4,635	5,064	5,321
Methanol (mtd)	738	1,185	1,134
Condensate and LPG (boed)	10,896	10,638	11,080
(a)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.
(b)The Company closed on the sale of its U.K. business on July 1, 2019.
(c)Other International includes volumes for the Atrush block in Kurdistan, which was sold in the second quarter of 2019.
(d)Includes natural gas acquired for injection and subsequent resale.

Supplemental Statistics (Unaudited)	Three Months Ended
	June 30	Mar. 31	June 30
	2020	2020	2019
United States - average price realizations (a)
Crude oil and condensate ($ per bbl) (b)	$21.65	$44.23	$59.18
Eagle Ford	23.53	46.82	63.10
Bakken	20.03	41.14	56.84
Oklahoma	22.09	44.87	58.66
Northern Delaware	22.36	46.78	55.33
Other United States (c)	18.31	47.82	66.21
Natural gas liquids ($ per bbl)	$7.09	$9.97	$14.60
Eagle Ford	8.70	9.50	13.19
Bakken	2.56	8.43	18.68
Oklahoma	8.67	11.69	14.39
Northern Delaware	6.24	8.14	15.02
Other United States (c)	9.68	11.74	17.25
Natural gas ($ per mcf)	$1.44	$1.60	$1.89
Eagle Ford	1.69	1.84	2.51
Bakken	0.93	1.54	1.70
Oklahoma	1.59	1.60	1.78
Northern Delaware	0.88	0.80	0.18
Other United States (c)	1.25	1.94	2.26
International - average price realizations
Crude oil and condensate ($ per bbl)	$13.79	$36.88	$58.21
Equatorial Guinea	13.79	36.88	54.38
United Kingdom (d)	—	—	68.40
Other International (e)	—	—	55.83
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.67
Equatorial Guinea (f)	1.00	1.00	1.00
United Kingdom (d)	—	—	37.63
Natural gas ($ per mcf)	$0.24	$0.24	$0.35
Equatorial Guinea (f)	0.24	0.24	0.24
United Kingdom (d)	—	—	4.25
Benchmark
WTI crude oil (per bbl)	$28.00	$45.78	$59.91
Brent (Europe) crude oil (per bbl) (g)	$29.34	$50.44	$68.92
Mont Belvieu NGLs (per bbl) (h)	$12.25	$13.27	$19.20
Henry Hub natural gas (per mmbtu) (i)	$1.72	$1.95	$2.64
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have increased average price realizations by $1.59, $1.47, and $0.32, for the second quarter 2020, the first quarter 2020, and the second quarter 2019.
(c)Includes sales volumes from the sale of certain non-core proved properties in our United States segment.
(d)The Company closed on the sale of its U.K. business on July 1, 2019.
(e)Other International includes volumes for the Atrush block in Kurdistan, which was sold in the second quarter of 2019.
(f)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(g)Average of monthly prices obtained from Energy Information Administration website.
(h)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(i)Settlement date average per mmbtu.

Full Year 2020 Production Guidance	Oil Production (mbbld)					Equivalent Production (mboed)
	Full Year 2020		Q2 2020	Q1 2020	Full Year 2019	Full Year 2020		Q2 2020	Q1 2020	Full Year 2019
	Low	High	Divestiture-Adjusted			Low	High	Divestiture-Adjusted
Net production
United States	173	179	182	207	191	295	305	307	340	323
International	13	15	15	14	15	75	79	83	82	85
Total net production	186	194	197	221	206	370	384	390	422	408

The following table sets forth outstanding derivative contracts as of August 5, 2020, and the weighted average prices for those contracts:

	2020		2021
Crude Oil	Third Quarter	Fourth Quarter	Full Year
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	80,000	80,000	—
Weighted average price per Bbl:
Ceiling	$64.40	$64.40	$—
Floor	$55.00	$55.00	$—
Sold put	$48.00	$48.00	$—
NYMEX WTI Two-Way Collars
Volume (Bbls/day)	36,739	10,000	10,000
Weighted average price per Bbl:
Ceiling	$41.14	$48.65	$52.37
Floor	$31.47	$37.00	$35.00
Fixed Price WTI Swaps
Volume (Bbls/day)	10,000	—	—
Weighted average price per Bbl	$32.77	$—	$—
Basis Swaps - Argus WTI Midland (a)
Volume (Bbls/day)	15,000	15,000	—
Weighted average price per Bbl	$(0.94)	$(0.94)	$—
Basis Swaps - NYMEX WTI / ICE Brent (b)
Volume (Bbls/day)	5,000	5,000	808
Weighted average price per Bbl	$(7.24)	$(7.24)	$(7.24)
NYMEX Roll Basis Swaps
Volume (Bbls/day)	60,000	30,000	—
Weighted average price per Bbl	$(1.58)	$(0.81)	$—
Natural Gas
Two-Way Collars
Volume (MMBtu/day)	66,304	150,000	112,329
Weighted average price per MMBtu:
Ceiling	$2.49	$2.62	$3.00
Floor	$2.00	$2.13	$2.42
Basis Swaps - WAHA / HH (c)
Volume (MMBtu/day)	10,000	10,000	—
Weighted average price per MMBtu	$(0.37)	$(0.37)	$—
NGL
Fixed Price Ethane Swaps
Volume (Bbls/day)	7,304	10,000	—
Weighted average price per Bbl	$8.78	$8.78	$—
(a)The basis differential price is indexed against Argus WTI Midland.
(b)The basis differential price is indexed against Intercontinental Exchange (“ICE”) Brent and NYMEX WTI.
(c)The basis differential price is indexed against Waha and NYMEX Henry Hub.